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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                        Commission File Number 333-56903

                       Silver Cinemas International, Inc.
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             (Exact name of registrant as specified in its charter)

                          4004 Beltline Road, Suite 205
                               Dallas, Texas 75244
                                 (972) 503-9851
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          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                   10-1/2% Senior Subordinated Notes Due 2005
          ------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)  [ ]     Rule 12h-3(b)(3)        [ ]
Rule 12h-3(b)(1)(i)   [X]     Rule 15d-6              [ ]


    Approximate number of holders of record as of the certification or notice date: 10


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         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Silver Cinemas International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            SILVER CINEMAS INTERNATIONAL, INC.


Dated:  November 13, 2000                   By: /s/ THOMAS J. ANDRUS
                                               ---------------------------------
                                               Name:  Thomas J. Andrus
                                               Title: Chief Financial Officer